Exhibit 10.28

AMENDMENT NO. 4 TO SENSOR TECHNOLOGY LICENSE AGREEMENT

THIS AMENDMENT NO. 4 TO THE SENSOR TECHNOLOGY LICENSE AGREEMENT (the “Amendment”) is dated as of March 3, 2022 (the “Effective Date”) and is executed by and between VIVAKOR, INC., a Nevada corporation (the “Licensee”) and TBT GROUP, INC., a Delaware corporation (the “Licensor”). The Licensor and the Licensee may each be referred to herein as “Party” or “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties entered into a Sensor Technology License Agreement (the “Agreement” on January 20, 2021, where the Licensor is the owner of certain piezo electric and energy harvesting technologies that it is using to create sensor technology to provide self-powered sensors for making smart roadways, as described in, hereto (the “Sensor Technology”), along with the intellectual property rights to those technologies, including the Sensor Technology as described in the Agreement.

WHEREAS, Licensee licensed the Sensor Technology (as well as the piezo electric and energy harvesting technologies to the extent necessary to develop the Sensor Technology and the intellectual property rights relevant to the Sensor Technology) from Licensor for smart road applications and implementations, and Licensor granted Licensee an exclusive license for the use of the Sensor Technology in smart roadways and the related intellectual property (and the non-exclusive use of the piezo electric and energy harvesting technologies to the extent necessary to develop the Sensor Technology for smart roadways) as set forth in the Agreement.

WHEREAS, on May 10, 2021, the Parties agreed to extend the timing of the payment of $225,000 in milestone 1 in Schedule 1 of the Agreement to 180 days or 10 days after listing on a major stock exchange, of which the Licensee paid $15,000 in advance, reducing the amount owed under this milestone to $210,000;

WHEREAS, on July 10, 2021, the Parties agreed to extend the timing of the payment of $210,000 owing pursuant to milestone 1 in Schedule 1 of the Agreement to the earlier of 210 days or 10 days after listing on a major stock exchange;

WHEREAS, on November 11, 2021, the Parties agreed to extend the timing of the payment of $210,000 in milestone 1 in Schedule 1 of the Agreement to be due on the earlier of May 10, 2022 and the date 10 days after listing on a major stock exchange, and as consideration the Licensee will pay $15,000, bringing the total payment owed to $225,000; and

WHEREAS, the Parties desire to modify the terms of the Agreement to (i) extend the payment date of the remaining $225,000 owed from milestone 1 to March 4, 2022 (ii) reflect new arrangements regarding the sharing of development costs between the Parties, and (iii) provide for revised terms for the timing of cash payments for development costs, each as further set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1.               Amendment of Schedule 1, milestone (1). Schedule 1 is hereby amended to delete the final sentence of milestone “(1)” and replace it in its entirety with the following:

1)	“On or before March 4, 2022, Licensee will pay Licensor $225,000.”

2.               Amendment of Section 4.1.3. Section 4.1.3 is hereby amended to be replaced in its entirety with the following:

“4.1.3       Licensee and Licensor shall equally share in mutually agreed upon development costs of the Sensor Technology and resulting Licensed Product to the time of Commercialization. Such total costs are estimated to be $250,000 and shall take no more than one year to complete. The estimated payment of $125,000 and any other payments by Licensee for development costs will reduce the minimum purchase requirements in section 9.3. All manufacturing costs for Licensed Products after the time of Commercialization shall be borne solely by Licensor. The timing of any payments for development costs will be at the full discretion of the Licensee, unless the Sensor Technology has reached Commercialization and Licensee has commenced purchasing Licensed Product, at which time the balance of the Licensee’s portion of all development costs will become due and paid through an add-on to the price of the Licensed Product until paid in full, whereas the price of the Licensed Product will be adjusted from cost plus 40%, as described in Section 4.1.1, to cost plus 140%, with the cash proceeds from the additional 100% add-on to reduce the balance owed by Licensee for any development costs until paid in full, and such proceeds will reduce the minimum purchase requirements in Section 9.3. Upon full payment of the Licensee’s balance of the development costs, and Cash Milestone Payments (as set forth in Schedule 1) the cost per Licensed Product will revert to cost plus 40%, as described in Section 4.1.1. Any development costs for which Licensee and Licensor will equally share in must be mutually agreed upon in writing. Any deferral in cash payments for development costs by the Licensee to the point of Commercialization and purchase of Licensed Product does not constitute a breach, default, or violation of any of the provisions of the Agreement.

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3.               Amendment of Schedule 1, discretion to Licensee. Schedule 1, is hereby amended to include the following new paragraph immediately following milestone (4):

“Cash payments in milestones 2) through 4) above total $750,000 (“Cash Milestone Payments”). The timing of the Cash Milestone Payments will be at the full discretion of the Licensee, unless the Sensor Technology has reached Commercialization and Licensee has commenced purchasing Licensed Product, at which time the balance of the Cash Milestone Payments will become due and paid through an add-on to the price of the Licensed Product until paid in full, whereas the price of the Licensed Product will be adjusted from cost plus 40%, as described in Section 4.1.1, to cost plus 140%, with the cash proceeds from the additional 100% add-on to reduce the balance owed of the Cash Milestone Payments until paid in full. Upon full payment of the Licensee’s balance of the development costs, as described in Section 4.1.3, and Cash Milestone Payments, the cost per Licensed Product will revert to cost plus 40% as described in Section 4.1.1. Any deferral in Cash Milestone Payments by the Licensee to the point of Commercialization and purchase of Licensed Product does not constitute a breach, default or violation of any of the provisions of the Agreement. Any cash proceeds to the Licensor by way of the 100% add-on to pay the Cash Milestone Payments or any development costs owed by the Licensee, as described in Section 4.1.3, will first reduce any development cost balanced owed by the Licensee and its corresponding reduction in the Licensee’s minimum purchase requirements in Section 9.3, and second reduce the balance of the Cash Milestone Payments.

4.	Miscellaneous.

(a) Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(b) References to the “Agreement” refer to the original version of the Agreement, as amended by all subsequent amendments, including this Amendment No. 4 to the Agreement.

(c) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEVADA.

(d) The recitals hereto are hereby made an integral part hereof.

(e) This Amendment may be executed in any number of counterparts and by facsimile, each of which counterpart when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

LICENSEE:

VIVAKOR, INC.,
a Nevada corporation

By /s/ Matt Nicosia
Its Chief Executive Officer

LICENSOR:

TBT GROUP, INC.,
a Delaware corporation

By /s/ Daniel Declement
Its Chief Executive Officer

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